UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2020

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $1 Par Value	MTOR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 8, 2020, Meritor, Inc. (the “Company”) completed the offering and sale of $300 million aggregate principal amount of the Company’s 6.250% notes due 2025 (the “Notes”), including related guarantees (the “Guarantees”) by the subsidiaries of the Company who from time to time guarantee the Company’s senior secured credit facility, to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in offshore transactions in reliance on Regulation S under the Securities Act in a private placement exempt from the registration requirements of the Securities Act.

The net proceeds to the Company from the sale of the Notes, including after deducting the initial purchasers’ discount and other estimated offering expenses payable by the Company, are approximately $295 million. The Company expects to use the net proceeds from the offering to repay approximately $295 million of the outstanding $304 million balance under its senior secured revolving credit facility.

The Notes were sold pursuant to a purchase agreement, dated June 3, 2020, among the Company, the subsidiary guarantors of the Notes and the initial purchasers named therein. The purchase agreement contains representations, warranties and agreements of the Company, conditions to closing, indemnification and contribution rights and obligations of the parties, termination provisions and other terms and conditions, in each case, that are customary in agreements of this type.

Certain of the initial purchasers or their affiliates are lenders under the Company’s senior secured revolving credit facility and may receive a portion of the net proceeds from this offering through the intended repayment of borrowings under such senior secured revolving credit facility. The initial purchasers and/or their affiliates have in the past from time to time performed various financial advisory, investment banking and commercial banking services for the Company, for which they have received customary fees and reimbursement of expenses, are currently doing so and may do so from time to time in the future.

The Notes were issued on June 8, 2020 pursuant to an indenture, dated as of April 1, 1998 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to BNY Midwest Trust Company as successor to The Chase Manhattan Bank), as trustee (the “Predecessor Trustee”), as supplemented by the First Supplemental Indenture dated as of July 7, 2000, the Second Supplemental Indenture dated as of July 6, 2004, the Third Supplemental Indenture dated as of June 23, 2006, the Fourth Supplemental Indenture dated as of March 3, 2010, the Fifth Supplemental Indenture dated as of May 23, 2013, the Sixth Supplemental Indenture dated as of May 31, 2013, the Seventh Supplemental Indenture dated as of February 13, 2014, and the Eighth Supplemental Indenture dated as of June 8, 2020, by and among U.S. Bank National Association, as trustee (the “Trustee”), the Predecessor Trustee and the Company (collectively, the “Supplemental Indentures” and together with the Base Indenture, the “Indenture”). The Indenture contains covenants that require the Company to satisfy certain conditions in order to incur debt secured by liens, engage in sale/leaseback transactions or merge or consolidate with another entity. The Indenture also provides for customary events of default. The Eighth Supplemental Indenture contains a covenant that requires the Company to satisfy certain conditions in order to make certain restricted payments to holders of certain of its equity interests, including the Company’s common stock, in respect of such equity interests.

The Notes will mature on June 1, 2025 and bear interest at a fixed rate of 6.250% per annum. The Company will pay interest on the Notes from June 8, 2020 semi-annually, in arrears, on June 1 and December 1 of each year, beginning December 1, 2020. The Notes will constitute senior unsecured obligations of the Company and will rank equally in right of payment with its existing and future senior unsecured indebtedness, and effectively junior to its existing and future secured indebtedness to the extent of the security therefor.

The Notes provide that, prior to June 1, 2022, the Company may redeem, at its option, from time to time, the Notes, in whole or in part, at a redemption price equal to the sum of (i) 100% of the principal amount of the Notes to be redeemed, plus (ii) the applicable premium as of the redemption date on the Notes to be redeemed, plus (iii) accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) on the Notes to be redeemed. For purposes of such calculation, the “applicable premium” means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) 103.125% of the principal amount of such Note plus (2) all remaining required interest payments due on such Note through June 1, 2022 (excluding accrued and unpaid interest, if any, to the redemption date), computed using a discount rate equal to the treasury rate plus 50 basis points, over (B) 100% of the principal amount of such Note.

The Notes provide that, on or after June 1, 2022, the Company may redeem, at its option, from time to time, the Notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) on the Notes to be redeemed, if redeemed during the 12-month period beginning on June 1 of the years indicated below:

Year	Redemption Price
2022	103.125%
2023	101.563%
2024 and thereafter	100.000%

The Notes provide that, prior to June 1, 2022, the Company may redeem, at its option, from time to time, up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more public sales of the Company’s common stock at a redemption price equal to 106.25% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date) on the Notes to be redeemed so long as at least 65% of the aggregate principal amount of the Notes remains outstanding after each such redemption and notice of any such redemption is mailed within 90 days of any such sale of common stock.

If a Change of Control (as defined in the Eight Supplemental Indenture) occurs, unless the Company has exercised its right to redeem the Notes, each holder of Notes may require the Company to repurchase some or all of such holder’s Notes at a purchase price equal to 101% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the payment date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the payment date) on the Notes to be repurchased.

The Notes are guaranteed on a senior unsecured basis by each of the Company’s subsidiaries from time to time guaranteeing its senior secured credit facility, as it may be amended, extended, replaced or refinanced, or any subsequent credit facility (collectively, the “Guarantors”). The Guarantees will remain in effect until the earlier to occur of payment in full of the Notes or termination or release of the applicable corresponding guarantee under the Company’s senior secured credit facility, as it may be amended, extended, replaced or refinanced, or any subsequent credit facility. The Guarantees will rank equally with existing and future senior unsecured indebtedness of the Guarantors and will be effectively subordinated to all of the existing and future secured indebtedness of the Guarantors, to the extent of the value of the assets securing such indebtedness.

The above descriptions of certain terms and conditions of the Eighth Supplemental Indenture are qualified by reference to the full text of the Eighth Supplemental Indenture, a copy of which is filed herewith as Exhibit 4-a and is incorporated by reference herein.

Item 2.03 Creation of Direct Financial Obligation of an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

4-a Eighth Supplemental Indenture, dated as of June 8, 2020, to the Indenture, dated as of April 1, 1998, by and among the Trustee, the Predecessor Trustee and the Company (including the form of note and form of subsidiary guaranty).

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.
(Registrant)

Date: June 8, 2020	By:	/s/ Scott M. Confer
Scott M. Confer
Interim Chief Legal Officer & Corporate
Secretary